Exhibit 17.1
May 8, 2020
To the Board of Directors of
Mammoth Energy Services, Inc.
14201 Caliber Drive, Suite 300
Oklahoma City, OK 73134

Effective immediately, I hereby resign as a member of the Board of Directors of Mammoth Energy Services, Inc.

/s/ Jonathan H. Yellen
Jonathan H. Yellen
Cc: Mark Layton, Secretary (Mammoth)
        Matthew Thompson, Senior Counsel (Mammoth)
        Tom Knight (Grant Thornton)
        Seth Molay (Akin Gump)
        Patrick K. Craine (Gulfport)